Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL 2013 FINANCIAL RESULTS

Provides Outlook for the First Quarter of Fiscal 2014

Strengthens Capital Structure with $27 Million Private Placement of
Senior Convertible Notes

FOOTHILL RANCH, CA, March 20, 2014 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, announced results for its fiscal fourth quarter and full year ended February 1, 2014. The Company noted that fiscal 2013 had 52 weeks versus 53 weeks in fiscal 2012; results for the fourth quarter and fiscal year 2012 include the additional week.

Fourth Quarter 2013

•	Net sales for the 13-week fourth quarter were $124.8 million compared to net sales of $161.7 million for the 14-week fourth quarter in fiscal 2012.

•
Consolidated comparable store sales declined 16.5%, including a comparable store sales decline of 15.4% at Wet Seal and 25.0% at Arden B. Comparable store sales for the current year quarter are versus the comparable thirteen weeks from the prior year. Versus the comparable thirteen week period from prior year, net sales for the fourth quarter of fiscal 2013 declined approximately 14% at Wet Seal, 43% at Arden B and 18% on a consolidated basis.

•	Gross profit was $23.4 million, or 18.8% of sales, compared to $40.1 million, or 24.8% of sales, in the fourth quarter of fiscal 2012.

•	Operating loss was $27.3 million compared to operating loss of $25.5 million in the prior year quarter.

•
The current year and prior year quarters included $8.0 million and $8.0 million, respectively, of non-cash asset impairment charges. The prior year quarter also included (i) a $6.6 million charge to accrue loss contingencies for several litigation matters, (ii) a $0.2 million benefit to adjust the amount of professional fees incurred to defend against a shareholder proxy solicitation to replace certain of the Company’s board members, which ultimately led to an agreement to replace four of the Company’s seven board members, (iii) $1.3 million in severance charges for a workforce reduction, and (iv) a $0.5 million charge for the early termination of two investment banker retention agreements. Non-GAAP adjusted operating loss, excluding non-cash asset impairment charges, was $19.3 million in the 2013 fourth quarter. Non-GAAP adjusted operating loss, excluding the impact of the aforementioned adjustment and charges, was $9.3 million in the 2012 fourth quarter (see reconciliation below of GAAP to non-GAAP financial measures).

•	In the fourth quarter of fiscal 2012, the Company recorded a non-cash provision for income taxes of $71.1 million to establish a valuation allowance against its net deferred income tax assets.

•
Fourth quarter net loss was $27.5 million, or $0.33 per diluted share, compared to net loss of $85.8 million, or $0.97 per diluted share, in the prior year quarter. Non-GAAP adjusted net loss in the fourth quarter of 2013, excluding the after-tax effect of the asset impairment charges, was $19.5 million, or $0.23 per diluted share. For the fourth quarter of fiscal 2012, non-GAAP adjusted net loss, excluding the after-tax effect of the proxy solicitation cost adjustment, as well as asset impairment, loss contingency, severance and investment banker early termination charges, and the provision for income taxes to establish the deferred tax asset valuation allowance, was $4.8 million, or $0.06 per diluted share.

John D. Goodman, Chief Executive Officer, stated, “Although we concluded fiscal 2013 with a difficult fourth quarter, we made substantial progress during the year against our turnaround strategies, which provides a strong foundation for the business. In light of the difficulties we faced, and which continue to impact us in the first quarter, we are taking action to respond to ongoing macro pressures and the changing retail environment. We recently enhanced our Board of Directors with the addition of three members who have tremendous experience in social, digital and e-commerce - key areas of focus within our business. Additionally, we improved our financial position through the financing transaction announced separately today. Most important, we’ve developed and begun implementing a strategic plan designed to restore comparable store sales growth, improve merchandise margins and strengthen our market position.

"The core elements of our 2014 plans include product, merchandising and customer engagement initiatives; driving significant growth in our e-commerce business; transforming our Wet Seal real estate portfolio; and pursuing the significant opportunity we see in the plus-size market. We are moving quickly to execute and believe the new strategic direction will put us on a path to improving our financial results, stabilizing our operating cash flow and achieving long-term growth.”

Fiscal Year 2013

•	Net sales for the 52-week period were $530.1 million compared to net sales of $580.4 million in the 53-week period of fiscal 2012.

•
Consolidated comparable store sales declined 4.1%, including a comparable store sales decline of 3.6% at Wet Seal and 7.6% at Arden B. Comparable store sales for fiscal 2013 are versus the comparable 52 weeks from the prior year. Versus the comparable 52-week period from prior year, net sales for the fiscal year 2013 declined approximately 3% at Wet Seal, 28% at Arden B and 7% on a consolidated basis.

•	Gross profit was $135.2 million compared to $140.5 million in the prior year, while gross margin was 25.5% versus 24.2% in the prior year.

•
Operating loss was $37.9 million compared to operating loss of $70.3 million in fiscal 2012. Operating loss for fiscal 2013 included $14.9 million in non-cash fixed asset impairment charges and a $3.5 million benefit to adjust a loss contingency. Operating loss for fiscal 2012 included (i) $27.0 million in non-cash fixed asset impairment charges, (ii) $7.1 million in loss contingency charges for several litigation matters, (iii) $1.9 million in professional fees to defend against a shareholder proxy solicitation, (iv) $1.9 million in CEO severance costs, (v) $1.3 million in severance charges for the workforce reduction, and (vi) a $0.5 million charge for the early termination of two investment banker retention agreements. Non-GAAP adjusted operating loss, excluding the non-cash asset impairment charges and benefit to adjust a loss contingency, was $26.5 million in fiscal 2013, compared to non-GAAP adjusted operating loss, excluding the impact of the aforementioned charges, of $30.6 million in fiscal 2012.

•	Fiscal 2012 includes the aforementioned non-cash provision for income taxes of $71.1 million to establish the valuation allowance against the Company’s net deferred income tax assets.

•
Net loss was $38.4 million, or $0.45 per diluted share, compared to net loss of $113.2 million, or $1.28 per diluted share, in fiscal 2012. Non-GAAP adjusted net loss in fiscal 2013, excluding the after-tax effect of non-cash asset impairment charges and the benefit to adjust a loss contingency, was $27.0 million, or $0.32 per diluted share. Non-GAAP adjusted net loss in fiscal 2012, excluding the after-tax effect of the asset impairment, loss contingency, proxy solicitation, CEO severance, workforce reduction severance and investment banker early termination charges, and the provision for income taxes to establish the deferred tax asset valuation allowance, was $17.8 million, or $0.21 per diluted share.

Balance Sheet

As of February 1, 2014, the Company had cash and cash equivalents and short-term investments of $46 million and no debt. Inventory totaled $31.2 million, a decrease of 7.6% versus a year ago, and was in line with management’s expectations. Net capital expenditures were $21.5 million, and were primarily used for new store openings and existing store improvements.

In a separate press release issued today, the Company announced that it has entered into an agreement to issue $27 million in aggregate principal amount of Senior Convertible Notes and related common stock warrants.

Goodman noted, “We are operating conservatively during this time and made the strategic decision to strengthen our capital structure to better position the Company to restore profitability. We now have an enhanced level of flexibility to support our tactical plans in 2014, which includes reduced capital spending versus last year, with investments focused on our strategic initiatives.”

Real Estate

During the fourth quarter of fiscal 2013, the Company opened 13 and closed 9 Wet Seal stores and closed 2 Arden B stores. As of February 1, 2014, the Company operated 532 stores in 47 states and Puerto Rico, including 475 Wet Seal stores and 57 Arden B stores.

Financial Guidance

The Company provided the following guidance for the first quarter of fiscal 2014 ending May 3, 2014. Net loss per diluted share is expected to be in the range of $0.16 to $0.19. The guidance is based on anticipated comparable store sales, which includes e-commerce, in the negative mid- to high-teens.

In fiscal 2014, the Company expects to open 10 new Wet Seal stores, primarily in outlet centers, and close approximately 17 Wet Seal stores upon lease expiration. The Company also expects to close approximately 13 Arden B locations upon lease expiration. Net capital expenditures are expected to be between $10.5 million and $11.5 million, of which approximately $6 million to $7 million will be used for remodeling of existing stores upon lease renewals and/or store relocations or construction of new stores.

Mr. Goodman continued, “We entered fiscal 2014 in a clean inventory position. Our first quarter outlook primarily reflects continuing softness in mall traffic and ongoing promotional pressure, as well as significant weather challenges, and we will continue to manage inventory appropriately. Of note, trends in our e-commerce business are beginning to strengthen, with year-over-year growth quarter to date, as we focus on increasing the capabilities and effectiveness of our new platform. Additionally, we are ramping up our presence in the key areas of digital marketing, mobile and social media to more effectively reach our core customer and drive traffic to both our stores and website.”

Earnings Conference Call To Be Held Friday, March 21st at 8:00 a.m. Eastern Time

The Company will host a conference call and question and answer session at 8:00 a.m. Eastern Time tomorrow. To participate in the conference call, please dial (877) 407-3982 or (201) 493-6780. A broadcast of the call will also be available on the Company's website, www.wetsealinc.com. A replay of the call will be available through April 4, 2014. To access the replay, please call (877) 870-5176 or (858) 384-5517 and provide the ID number 13574705.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 1, 2014, the Company operated a total of 532 stores in 47 states and Puerto Rico, including 475 Wet Seal stores and 57 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fiscal 2014 first quarter guidance and full year store growth and capital spending plans, and the anticipated impact of current strategic initiatives on the Company’s sales and profitability growth, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.
Condensed Consolidated Balance Sheets
(Dollars in 000’s)
(Unaudited)

	February 1, 2014	February 2, 2013
ASSETS
Cash and cash equivalents	$38,772	$42,279
Short-term investments	7,386	67,694
Merchandise inventories	31,209	33,788
Other current assets	16,113	15,467
Total current assets	93,480	159,228
Net equipment and leasehold improvements	56,289	64,225
Other assets	1,970	3,053
Total assets	$151,739	$226,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$18,530	$16,978
Accounts payable – other	8,814	18,116
Accrued liabilities	20,704	26,347
Current portion of deferred rent	3,508	2,289
Total current liabilities	51,556	63,730
Deferred rent	31,066	32,136
Other long-term liabilities	1,784	1,908
Total liabilities	84,406	97,774
Total stockholders’ equity	67,333	128,732
Total liabilities and stockholders’ equity	$151,739	$226,506

Exhibit A (Continued)

The Wet Seal, Inc.
Condensed Consolidated Statements of Operations
(Dollars in 000’s, Except Share Data)
(Unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net sales	$124,776	$161,654	$530,134	$580,397
Gross margin	23,406	40,051	135,238	140,501
Selling, general & administrative expenses	42,719	57,575	158,311	183,790
Asset impairment	7,954	7,965	14,873	27,000
Operating loss	(27,267)	(25,489)	(37,946)	(70,289)
Interest expense, net	(31)	(11)	(44)	(39)
Loss before provision (benefit) for income taxes	(27,298)	(25,500)	(37,990)	(70,328)
Provision (benefit) for income taxes	243	60,310	393	42,903
Net loss	$(27,541)	$(85,810)	$(38,383)	$(113,231)

Weighted average shares, basic	83,765,340	88,859,277	85,463,074	88,705,289
Net loss per share, basic	$(0.33)	$(0.97)	$(0.45)	$(1.28)
Weighted average shares, diluted	83,765,340	88,859,277	85,463,074	88,705,289
Net loss per share, diluted	$(0.33)	$(0.97)	$(0.45)	$(1.28)

Exhibit A (continued)
The Wet Seal, Inc.
Consolidated Statements of Cash Flows
(Dollars in 000’s)
(Unaudited)

	Fiscal Year Ended
	February 1,	February 2,
	2014	2013
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(38,383)	$(113,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,747	17,497
Amortization of premium on investments	149	-
Amortization of deferred financing costs	107	107
Asset impairment	14,873	27,000
Loss on disposal of equipment and leasehold improvements	516	667
Deferred income taxes	-	43,913
Stock-based compensation	1,644	2,949
Stock-based compensation tax shortfalls	-	(1,320)
Changes in operating assets and liabilities:
Income taxes receivable	145	(86)
Other receivables	(1,492)	(293)
Merchandise inventories	2,579	(1,954)
Prepaid expenses and other assets	594	(8,980)
Other non-current assets	1,083	9
Accounts payable and accrued liabilities	(13,151)	8,897
Deferred rent	149	(1,227)
Other long-term liabilities	(149)	(139)
Net cash used in operating activities	(17,589)	(26,191)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(21,464)	(20,406)
Proceeds from disposal of equipment and leasehold improvements	22	-
Investment in marketable securities	(9,500)	(67,694)
Proceeds from maturity of marketable securities	69,659	-
Net cash provided by (used in) investing activities	38,717	(88,100)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	747	19
Repurchase of common stock	(25,382)	(634)
Net cash used in financing activities	(24,635)	(615)

DECREASE IN CASH AND CASH EQUIVALENTS	(3,507)	(114,906)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,279	157,185
CASH AND CASH EQUIVALENTS, END OF PERIOD	$38,772	$42,279

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells trend-right and fashionable contemporary apparel and accessory items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined under applicable accounting standards. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 52 weeks ended February 1, 2014, and 14 and 53 weeks ended February 2, 2013, for the two reportable segments is set forth below (in thousands, except number of stores and sales per square foot):

Thirteen weeks ended February 1, 2014	Wet Seal	Arden B	Corporate	Total
Net sales	$111,481	$13,295	n/a	$124,776
% of total sales	89%	11%	n/a	100%
Comparable store sales % increase (decrease)	(15.4)%	(25.0)%	n/a	(16.5)%
Operating loss	$(14,702)	$(3,023)	$(9,542)	$(27,267)
Interest expense, net	$—	$—	$(31)	$(31)
Loss before provision for income taxes	$(14,702)	$(3,023)	$(9,573)	$(27,298)
Depreciation	$2,762	$260	$527	$3,549
Number of stores as of period end	475	57	n/a	532
Sales per square foot	$54	$65	n/a	$55
Square footage as of period end	1,888	178	n/a	2,066

Fourteen weeks ended February 2, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$137,220	$24,434	n/a	$161,654
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(9.1)%	(3.1)%	n/a	(8.3)%
Operating loss	$(5,085)	$(1,142)	$(19,262)	$(25,489)
Interest expense, net	$—	$—	$(11)	$(11)
Loss before benefit for income taxes	$(5,085)	$(1,142)	$(19,273)	$(25,500)
Depreciation	$3,218	$324	$424	$3,966
Number of stores as of period end	468	62	n/a	530
Sales per square foot (1)	$64	$83	n/a	$66
Square footage as of period end	1,871	192	n/a	2,063

Exhibit B (continued)

Fifty-two weeks ended February 1, 2014	Wet Seal	Arden B	Corporate	Total
Net sales	$469,726	$60,408	n/a	$530,134
% of total sales	89%	11%	n/a	100%
Comparable store sales % decrease	(3.6)%	(7.6)%	n/a	(4.1)%
Operating loss	$(777)	$(4,398)	$(32,771)	$(37,946)
Interest expense, net	$—	$—	$(44)	$(44)
Loss before provision for income taxes	$(777)	$(4,398)	$(32,815)	$(37,990)
Depreciation	$10,696	$1,142	$1,909	$13,747
Sales per square foot	$236	$284	n/a	$241

Fifty-three weeks ended February 2, 2013	Wet Seal	Arden B	Corporate	Total
Net sales	$495,027	$85,370	n/a	$580,397
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(10.1)%	(9.9)%	n/a	(10.1)%
Operating loss	$(13,086)	$(7,757)	$(49,446)	$(70,289)
Interest expense, net	$—	$—	$(39)	$(39)
Loss before benefit for income taxes	$(13,086)	$(7,757)	$(49,485)	$(70,328)
Depreciation	$14,239	$1,639	$1,619	$17,497
Sales per square foot (1)	$245	$296	n/a	$251
(1) Sales for the 53rd week of fiscal 2012 were excluded from “sales” for purposes of calculating “sales per square foot” in order to make the fourth quarter and full year of fiscal 2012 comparable to fiscal 2013.
The “Corporate” column is presented to allow for reconciliation of segment contribution amounts to consolidated operating loss, interest expense, net, and loss before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results for Q4 2013 and Q4 2012 include $6.5 million and $7.7 million, respectively, of asset impairment charges. Wet Seal operating segment results for fiscal 2013 and fiscal 2012 include $12.7 million and $24.0 million, respectively, of asset impairment charges.

Arden B operating segment results for Q4 2013 and Q4 2012 include $1.5 million and $0.3 million, respectively, of asset impairment charges. Arden B operating segment results for fiscal 2013 and fiscal 2012 include $2.2 million and $3.0 million, respectively, of asset impairment charges.

Corporate expenses for Q4 2012 and fiscal 2012 include $6.6 million and $7.1 million, respectively, of loss contingency for several litigation matters, a credit of $0.2 million and a charge of $1.9 million, respectively, for professional fees to defend against a shareholder proxy solicitation to replace certain of the Company’s board members, which ultimately led to an agreement to replace four of the Company’s seven board members, $1.3 million in net severance charges for a workforce reduction and a $0.5 million charge upon the early termination of two investment banker retention agreements, and for fiscal 2012 include $1.9 million in CEO severance costs.

Exhibit C

Non-GAAP Financial Measures

Included within this press release are references to non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating loss, net loss and net loss per diluted share excluding the effect of certain adjustments and charges. These financial measures are not in compliance with U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with its GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company’s business and operations. For further information, see “Company Statement on Disclosure of Non-GAAP Financial Measures” within the Investor Relations section of the Company’s corporate web site, www.wetsealinc.com.

The following is a reconciliation of the applicable GAAP financial measures to these non-GAAP financial measures (in millions, except for net loss per diluted share):

	13 Weeks Ended			14 Weeks Ended
	February 1, 2014			February 2, 2013
	Operating Loss	Net Loss	Net Loss Per Diluted Share	Operating Loss	Net Loss	Net Loss Per Diluted Share
GAAP financial measure	$(27.3)	$(27.5)	$(0.33)	$(25.5)	$(85.8)	$(0.97)
Adjustments and Charges:
Adjustment to proxy solicitation costs, net of income taxes where applicable	—	—	—	(0.2)	(0.1)	—
Employee severance, net of income taxes where applicable	—	—	—	1.3	0.8	0.01
Investment banker early termination fees, net of income taxes where applicable	—	—	—	0.5	0.3	—
Non-cash asset impairment charges, net of income taxes where applicable	8.0	8.0	0.10	8.0	4.9	0.05
Loss contingencies for several litigation matters, net of income taxes where applicable	—	—	—	6.6	4.0	0.05
Establishment of valuation allowance against net deferred income tax assets	—	—	—	—	71.1	0.80
Non-GAAP financial measures	$(19.3)	$(19.5)	$(0.23)	$(9.3)	$(4.8)	$(0.06)

	52 Weeks Ended			52 Weeks Ended
	February 1, 2014			February 2, 2013
	Operating Loss	Net Loss	Net Loss Per Diluted Share	Operating Loss	Net Loss	Net Loss Per Diluted Share
GAAP financial measure	$(37.9)	$(38.4)	$(0.45)	$(70.3)	$(113.2)	$(1.28)
Charges:
Proxy solicitation costs, net of income taxes where applicable	—	—	—	1.9	1.2	0.01
CEO severance cost, net of income taxes	—	—	—	1.9	1.2	0.01
Employee severance, net of income taxes where applicable	—	—	—	1.3	0.8	0.01
Investment banker early termination fees, net of income taxes where applicable	—	—	—	0.5	0.3	—
Non-cash asset impairment charges, net of income taxes where applicable	14.9	14.9	0.17	27.0	16.5	0.19
Loss contingencies for several litigation matters, net of income taxes where applicable	(3.5)	(3.5)	(0.04)	7.1	4.3	0.05
Establishment of valuation allowance against net deferred income tax assets	—	—	—	—	71.1	0.80
Non-GAAP financial measures	$(26.5)	$(27.0)	$(0.32)	$(30.6)	$(17.8)	$(0.21)